Exhibit 99.1

Company Contact:

Ronald H. Spair
Chief Financial Officer
610-882-1820
Investorinfo@orasure.com www.orasure.com

OraSure Announces 2012 Second Quarter Financial Results

BETHLEHEM, PA – August 7, 2012 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced its consolidated financial results for the second quarter and six months ended June 30, 2012.

Financial Highlights

•

Consolidated revenues were $22.6 million for the second quarter of 2012, a 19% increase from the comparable quarter of 2011. Revenues for the current quarter included $3.3 million in revenues from the Company’s molecular diagnostic collection subsidiary, DNA Genotek Inc. (“DNAG”), acquired in August 2011.

•

Consolidated revenues were $43.6 million for the six months ended June 30, 2012, a 19% increase from the comparable period of 2011. Revenues for the current period included $6.6 million in revenues from DNAG operations.

•

Consolidated net loss for the second quarter of 2012 was $3.6 million, or $0.07 per share, which compares to a net loss of $2.4 million, or $0.05 per share, for the second quarter of 2011. The increase in the net loss for the quarter was largely the result of increased spending in sales and marketing associated with the commercialization of the Company’s OraQuick® In-Home HIV Test.

•

Consolidated net loss for the six months ended June 30, 2012 was $6.8 million, or $0.14 per share, which compares to a net loss of $5.0 million, or $0.11 per share, for the six months ended June 30, 2011.

“We are pleased with the Company’s second quarter financial results, which are in line with expectations and reflect revenues from DNA Genotek, our molecular collection systems business, and continued sales growth for our OraQuick® HCV test,” said Douglas A. Michels, President and CEO of OraSure Technologies. “We are also proud to have delivered one of the Company’s most important strategic objectives with the recent FDA approval of our OraQuick® In-Home HIV Test. We can now be the first to market the only rapid HIV test approved for sale into the U.S. consumer marketplace. We are continuing to implement a comprehensive commercialization plan and expect this exciting new product to be available for purchase by consumers beginning in October.”

Financial Results

Product revenues for the quarter and the six month period ended June 30, 2012 increased 19% and 18%, respectively, primarily as a result of the molecular collection system sales and higher sales of the Company’s cryosurgical systems products. These increases were partially offset by lower sales of the Company’s infectious disease testing, substance abuse testing and insurance risk assessment products.

Licensing and product development revenues for the second quarter of 2012 decreased $87,000, or 24%, reflecting lower royalties under a license related to the Company’s cryosurgical patents. Licensing and product development revenues for the six months ended June 30, 2012 increased by $755,000, primarily as a result of a $1.0 million milestone payment received under the terms of the Company’s HCV collaboration agreement with Merck, partially offset by lower royalties related to the Company’s cryosurgical patents.

Consolidated gross margin for the three and six months ended June 30, 2012 was 65% compared to 64% for the same periods of 2011. DNAG margins of 67% in both periods contributed to this improvement. The increase for the current six month period was also positively impacted by the $1.0 million HCV milestone payment, partially offset by higher product support costs and a decline in the absorption of labor costs when compared to the first half of 2011.

Consolidated operating expenses increased to $18.2 million in the second quarter of 2012 from $14.6 million in the comparable period of 2011. For the six months ended June 30, 2012, consolidated operating expenses were $35.6 million, an increase over the $28.4 million reported for the six months ended June 30, 2011. These increases reflect the inclusion of DNAG operating expenses, increased sales and marketing costs associated with the preparation for commercialization of the Company’s OraQuick® In-Home HIV Test and higher consulting, legal and staffing costs. These increases were partially offset by lower clinical trial costs related to the Company’s OraQuick® In-Home HIV Test.

For the three and six months ended June 30, 2012, the Company recorded an income tax benefit of $91,000 and $611,000, respectively, associated with the DNAG loss before income taxes and certain Canadian research and development and investment tax credits. The income tax benefit recorded in the second quarter of 2012 was negatively impacted by an adjustment to the Company’s Canadian deferred tax liability to reflect a change in enacted Canadian provincial income tax rates.

Cash totaled $23.3 million at June 30, 2012 compared to $23.9 million at December 31, 2011. Working capital was $31.5 million at June 30, 2012 compared to $30.9 million at December 31, 2011. On July 11, 2012, the Company completed a public equity offering of 6.1 million shares of its common stock, resulting in net proceeds of approximately $70 million after expenses of the offering.

Third Quarter 2012 Outlook

The Company expects total consolidated revenues to range from $22.0 to $22.5 million and is projecting a consolidated net loss of approximately $0.07 - $0.08 per share for the third quarter of 2012.

Financial Data

Condensed Consolidated Financial Data

(In thousands, except per-share data)

	Unaudited
	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Results of Operations
Revenues	$22,616	$19,064	$43,560	$36,477
Cost of products sold	7,917	6,803	15,129	12,949

Gross profit	14,699	12,261	28,431	23,528

Operating expenses:
Research and development	3,113	5,143	6,557	9,563
Sales and marketing	9,014	5,352	16,887	10,284
General and administrative	6,112	4,125	12,178	8,593

Total operating expenses	18,239	14,620	35,622	28,440

Operating loss	(3,540)	(2,359)	(7,191)	(4,912)
Other expense	(113)	(79)	(234)	(124)

Loss before income taxes	(3,653)	(2,438)	(7,425)	(5,036)
Income tax benefit	(91)	—	(611)	—

Net loss	$(3,562)	$(2,438)	$(6,814)	$(5,036)

Loss per share:
Basic and Diluted	$(0.07)	$(0.05)	$(0.14)	$(0.11)

Weighted average shares:
Basic and Diluted	48,235	46,814	48,021	46,667

Summary of Revenues by Market and Product (Unaudited)

	Three Months Ended June 30,
	Dollars		%	Percentage of Total Revenues
Market	2012	2011	Change	2012	2011
Infectious disease testing	$10,387	$11,284	(8)%	46%	59%
Substance abuse testing	2,888	3,185	(9)	13	17
Cryosurgical systems	4,503	2,802	61	20	15
Molecular collection systems	3,341	—	N/A	15	N/A
Insurance risk assessment	1,220	1,429	(15)	5	7

Product revenues	22,339	18,700	19	99	98
Licensing and product development	277	364	(24)	1	2

Total revenues	$22,616	$19,064	19%	100%	100%

	Six Months Ended June 30,
	Dollars		%	Percentage of Total Revenues
Market	2012	2011	Change	2012	2011
Infectious disease testing	$20,164	$21,246	(5)%	47%	58%
Substance abuse testing	4,974	6,246	(20)	12	17
Cryosurgical systems	7,981	5,512	45	18	15
Molecular collection systems	6,638	—	N/A	15	N/A
Insurance risk assessment	2,320	2,745	(15)	5	8

Product revenues	42,077	35,749	18	97	98
Licensing and product development	1,483	728	104	3	2

Total revenues	$43,560	$36,477	19%	100%	100%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
OraQuick® Revenues	2012	2011	% Change	2012	2011	% Change
Domestic HIV	$8,432	$10,069	(16)%	$16,580	$18,937	(12)%
International HIV	744	714	4	1,403	1,412	(1)
Domestic HCV	742	98	657	1,279	133	862
International HCV	212	144	47	493	192	157

Total OraQuick® revenues	$10,130	$11,025	(8)%	$19,755	$20,674	(4)%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
Intercept® Revenues	2012	2011	% Change	2012	2011	% Change
Domestic	$1,958	$2,083	(6)%	$3,482	$3,962	(12)%
International	291	514	(43)	337	1,035	(67)

Total Intercept® revenues	$2,249	$2,597	(13)%	$3,819	$4,997	(24)%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
Cryosurgical Systems Revenues	2012	2011	% Change	2012	2011	% Change
Professional domestic	$1,944	$1,713	13%	$3,316	$3,055	9%
Professional international	371	247	50	657	587	12
Over-the-Counter	2,188	842	160	4,008	1,870	114

Total cryosurgical systems revenues	$4,503	$2,802	61%	$7,981	$5,512	45%

Consolidated Balance Sheets (Unaudited)	June 30, 2012	December 31, 2011
Assets
	$23,273	$23,878
Cash
Accounts receivable, net	15,413	17,159
Inventories	11,025	9,621
Other current assets	2,632	2,178
Property and equipment, net	18,975	19,855
Intangible assets, net	28,503	30,383
Goodwill	24,843	24,740
Other non-current assets	71	47

Total assets	$124,735	$127,861

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$7,042	$7,292
Accounts payable	4,305	4,142
Accrued expenses	9,455	10,542
Other liabilities	30	—
Deferred income taxes	5,059	5,636
Stockholders’ equity	98,844	100,249

Total liabilities and stockholders’ equity	$124,735	$127,861

	Six months ended
	June 30,
Additional Financial Data (Unaudited)	2012	2011
Capital expenditures	$730	$1,180
Depreciation and amortization	$3,614	$1,684
Stock based compensation	$2,521	$1,931
Cash used in operating activities	$2,296	$373
Accounts receivable – days sales outstanding	64 days	58 days

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2012 second quarter financial results, business developments and third quarter 2012 financial guidance, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 877-348-9357 (Domestic) or 970-315-0488 (International) and reference Conference ID #11264311, or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until August 14, 2012, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #11264311.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of oral fluid diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its innovative products include rapid tests for the detection of antibodies to HIV and HCV at the point of care and testing solutions for detecting various drugs of abuse. In addition, the Company is a leading provider of oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, and commercial and industrial entities. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health. For more information on OraSure Technologies, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors and success of direct sales efforts; inventory levels at distributors and other customers; ability to integrate and realize the full benefits of the Company’s acquisition of DNA Genotek; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products, including the OraQuick® In-Home HIV Test; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance, extended shelf life or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to refinance outstanding debt under expiring credit facilities on acceptable terms or at all; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

# # #